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                                                Filed Pursuant to Rule 305(b)(2)
                                                Registration File No.: 333-95349



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM T-1

                            STATEMENT OF ELIGIBILITY

                      UNDER THE TRUST INDENTURE ACT OF 1939

                  OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO
SECTION 305(B)(2)  X
                 -----

                         BANK ONE, NATIONAL ASSOCIATION
               (Exact name of trustee as specified in its charter)


A National Banking Association                       36-0899825
                                         (I.R.S. employer identification number)


1 Bank One Plaza, Chicago, Illinois                  60670-0126
(Address of principal executive offices)             (Zip Code)


                         Bank One, National Association
                        1 Bank One Plaza, Suite IL1-0126
                          Chicago, Illinois 60670-0126
     Attn: Steven M. Wagner, Global Corporate Trust Services, (312) 407-1819
            (Name, address and telephone number of agent for service)


                                   ----------


                    GREENPOINT HOME EQUITY LOAN TRUST 2000-2
               (Exact name of obligor as specified in its charter)


         Delaware                                         Pending
(State or other jurisdiction of                           (I.R.S. employer
incorporation or organization)                            identification number)


c/o Wilmington Trust Company, as Owner Trustee
Rodney Square North
1100 Market Street                                        19890
Wilmington, Delaware                                      (Zip Code)
(Address of Principal Executive Offices)


                       GREENPOINT MORTGAGE SECURITIES INC.
       (Exact name of sponsor of the obligor as specified in its charter)


         Delaware                                         68-039-7342
(State or other jurisdiction of                           (I.R.S. employer
incorporation or organization)                            identification number)


700 Larkspur Landing Circle
Suite 240                                                 94939
Larkspur, California                                      (Zip Code)
(Address of Principal Executive Offices)


                    GREENPOINT HOME EQUITY LOAN TRUST 2000-2
                               ASSET-BACKED NOTES
                         (Title of Indenture Securities)

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ITEM 1.  GENERAL INFORMATION. FURNISH THE FOLLOWING INFORMATION AS TO THE
         TRUSTEE:

         (a) NAME AND ADDRESS OF EACH EXAMINING OR SUPERVISION AUTHORITY TO WHICH IT IS SUBJECT.

             Comptroller of the Currency, Washington, D. C.; Federal Deposit Insurance Corporation, Washington, D. C.; The Board of Governors of the Federal Reserve System, Washington, D. C.

         (b) WHETHER IT IS AUTHORIZED TO EXERCISE CORPORATE TRUST POWERS.

             The trustee is authorized to exercise corporate trust powers.

ITEM 2. AFFILIATIONS WITH THE OBLIGOR. IF THE OBLIGOR IS AN AFFILIATE OF THE TRUSTEE, DESCRIBE EACH SUCH AFFILIATION.

             No such affiliation exists with the trustee.

ITEM 16. LIST OF EXHIBITS. LIST BELOW ALL EXHIBITS FILED AS A PART OF THIS STATEMENT OF ELIGIBILITY.

         1. A copy of the articles of association of the trustee now in effect.*

         2. A copy of the certificates of authority of the trustee to commence business.*

         3. A copy of the authorization of the trustee to exercise corporate trust powers.*

         4.  A copy of the existing by-laws of the trustee.*

         5.  Not applicable.

         6.  The consent of the trustee required by Section 321(b) of the Act.

         7. A copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority.

         8.  Not applicable.

         9.  Not applicable.



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         Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Bank One, National Association, a national banking association organized and existing under the laws of the United States of America, has duly caused this Statement of Eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Chicago and State of Illinois, on the 13th day of September, 2000.

                                                 BANK ONE, NATIONAL ASSOCIATION,
                                                 TRUSTEE

                                                 BY  /S/ STEVEN M.WAGNER
                                                 ------------------------
                                                 STEVEN M. WAGNER
                                                 FIRST VICE PRESIDENT






* EXHIBITS 1, 2, 3, AND 4 ARE HEREIN INCORPORATED BY REFERENCE TO EXHIBITS BEARING IDENTICAL NUMBERS IN ITEM 16 OF THE FORM T-1 OF BANK ONE, NATIONAL ASSOCIATION, FILED AS EXHIBIT 25 TO THE REGISTRATION STATEMENT ON FORM S-3 OF HOUSEHOLD FINANCE CORPORATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2000 (REGISTRATION NO. 333-33240).